Exhibit 99.3

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is dated as of December 15, 2009, by and among Essilor International, a French société anonyme (“Parent”), 1234 Acquisition Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and the persons executing this Agreement as “Shareholders” on the signature pages hereto (each, a “Shareholder” and collectively, the “Shareholders”).

RECITALS

A. Simultaneously with the execution of this Agreement, Parent, Merger Sub and FGX International Holdings Limited, a company organized under the laws of the British Virgin Islands (the “Company”), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company upon the terms and subject to the conditions set forth therein;

B. Each Shareholder is the Beneficial Owner of, and has the shared right with the other Shareholders to vote (or to direct the voting of) and dispose of (or to direct the disposition of), the number of Ordinary Shares set forth below such Shareholder’s name on the signature pages hereto (such Ordinary Shares, together with any other Ordinary Shares the Beneficial Ownership of which is acquired by such Shareholder during the period from and including the date of this Agreement through and including the date on which this Agreement is terminated pursuant to Section 5.1 hereof, are collectively referred to herein as such Shareholder’s “Owned Shares”); and

C. As a condition and inducement to their willingness to enter in the Merger Agreement, Parent and Merger Sub have required that each Shareholder enter into this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

I. CERTAIN DEFINITIONS

1.1. Capitalized Terms. Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.

1.2. Other Definitions. For the purposes of this Agreement:

“Beneficial Owner”, “Beneficial Ownership” and words of similar import, with respect to any securities, means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person will include securities Beneficially Owned by all Affiliates of such Person and all other Person with whom such Person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act.

“Knows” means, with respect to any particular Person, the actual knowledge of that Person following reasonable inquiry.

“Ordinary Shares” means the ordinary shares, no par value, of the Company, and will also include for purposes of this Agreement all shares or other voting securities into which ordinary shares may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom, including any dividends or distributions of securities which may be declared in respect of the ordinary shares and entitled to vote in respect of the matters contemplated by Article II.

“Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge encumbrance or other disposition of such security or the Beneficial Ownership thereof (including by operation of Law), or the entry into any contract to effect any of the foregoing.

II. AGREEMENT TO VOTE

2.1. Agreement to Vote. Except (i) to the extent set forth in Section 4.5 of this Agreement, (ii) in the event the Merger Agreement has been terminated in accordance with the terms of such agreement, or (iii) in the event this Agreement has been terminated pursuant to Section 5.1 of this Agreement, each Shareholder irrevocably and unconditionally agrees that, at any meeting (whether annual or special, and whether or not an adjourned or postponed meeting) of the Company’s shareholders, however called, or in connection with any written consent of the Company’s shareholders, such Shareholder will, in each such case, (x) appear at such meeting or otherwise cause its Owned Shares to be counted as present thereat for purposes of calculating a quorum and (y) vote, or cause to be voted (including by written consent, if applicable), all of such Shareholder’s Owned Shares as of the relevant time (i) in favor of the Merger Agreement (irrespective of any Change in Company Recommendation in respect of which the Merger Agreement has not been terminated in accordance with its terms) and the transactions contemplated thereby, including the Merger, (ii) against any Company Alternative Proposal, (iii) against any action or agreement that such Shareholder Knows would breach any representation, warranty, covenant or agreement of the Company under the Merger Agreement to such extent that such action or agreement would result in any failure of the condition to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) of the Merger Agreement, (iv) against any action or agreement that such Shareholder Knows would prevent or materially delay completion of the Merger, and (v) against any change in the composition of the Board of Directors of the Company. No Shareholder will enter into any agreement or understanding with any Person the effect of which would be inconsistent or violative of the provisions and agreements contained in this Section 2.1. During the term of this Agreement, except to the extent set forth in Section 4.5 of this Agreement, no Shareholder will take any action (including appearing at the Company Meeting or notifying the Company or any other Person that a Proxy has been revoked) that would render invalid the exercise of any Proxy by the holder thereof in accordance with the terms of this Agreement.

2.2. Grant of Irrevocable Proxy. Each Shareholder shall revoke any and all previous proxies granted with respect to its Owned Shares to effectuate the following provisions of this Section 2.2. As soon as practicable following the date of this Agreement (and in event within 30 calendar days following the date of this Agreement), each Shareholder agrees to deliver to Parent a valid proxy, in the form attached hereto as Exhibit A (the “Proxy”), signed by each record holder of such Shareholder’s Owned Shares. In the event that any of the Shareholder’s Owned Shares are then held of record in “street name” and such record holder notifies Shareholder in writing that it is unwilling to deliver a Proxy, such Shareholder will use its reasonable best efforts to cause such Owned Shares to be registered in the name of such Shareholder as the record holder thereof and immediately thereafter deliver to Parent a valid Proxy signed by such Shareholder in its capacity as record owner of all of its Owned Shares as soon as practicable after the date of this Agreement (and in any event not later that five Business Days prior to the record date for the Company Meeting); provided, however, from and after the record date for the Company Meeting, each Shareholder in whose name such Owned Shares shall have been so registered and in respect of which Owned Shares such Shareholder shall have delivered a Proxy pursuant to this sentence shall be permitted to re-register such shares in “street name”. Except as set forth in this Section 2.2, each Proxy to be delivered pursuant to this Section 2.2 shall be irrevocable to the fullest extent permissible by Law and coupled with an interest, and granted in order to secure such Shareholder’s performance under this Agreement and also in consideration of Parent and Merger Sub entering into this Agreement and the Merger Agreement. Each Shareholder agrees that the Proxy delivered by it will be valid under applicable Law and the Company’s governing documents to permit the holder thereof to vote the Shareholder’s Owned Shares at the Company Meeting, and that the holder of the Proxy shall have the right to cause to be present, to consent or to vote such Shareholder’s Owned Shares in accordance with the provisions of Section 2.1 pursuant to the Proxy. The Proxy granted by each Shareholder shall be void and of no further effect and revoked (automatically without any action on the part of any Shareholder, Parent, Merger Sub or any other Person) upon the earlier to occur of the Expiration Time and the termination of this Agreement pursuant to Section 4.5 hereof.

III. REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of Shareholders. Each Shareholder, severally and not jointly, represents and warrants to Parent and Merger Sub as follows:

(a) Such Shareholder has the requisite capacity and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally or equitable principles relating to enforceability.

(b) Such Shareholder is the Beneficial Owner, free and clear of any Liens (other than those arising under this Agreement and other than Liens against Owned Shares that have been pledged and/or deposited in certain accounts maintained with registered broker-dealers and other nominees as margin loan collateral), of the Owned Shares, which, as of the date of this Agreement, are set forth below such Shareholder’s name on the signature pages hereto and, except as provided in this Agreement, has full and unrestricted power to dispose of and vote all of, and has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement with respect to, such Shareholder’s Owned Shares.

The Owned Shares set forth below such Shareholder’s name on the signature pages hereto constitute all of the capital stock of the Company that are legally and Beneficially Owned by such Shareholder as of the date of this Agreement, and, except for such Shareholder’s Owned Shares and, the Owned Shares owned by the other Shareholders who are parties to this Agreement, such Shareholder and such Shareholder’s Affiliates do not Beneficially Own or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any Ordinary Shares or any securities convertible into Ordinary Shares (including Company Stock Options).

(c) Except for filings required under the Exchange Act, with respect to such Shareholder’s Beneficial Ownership of Ordinary Shares, none of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof (i) requires any consent or other permit of, or filing with or notification to, any Governmental Authority or any other person by such Shareholder, (ii) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any contract to which such Shareholder is a party or by which such Shareholder or any of such Shareholder’s properties or assets (including such Shareholder’s Owned Shares) may be bound, (iii) violates any Order or Law applicable to such Shareholder or any of such Shareholder’s properties or assets (including such Shareholder’s Owned Shares), or (iv) results in a Lien upon any of such Shareholder’s properties or assets (including such Shareholder’s Owned Shares).

(d) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon arrangements made by or on behalf of such Shareholder that is or will be payable by Parent, Merger Sub, the Company or any of its Subsidiaries.

(e) Each Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Shareholders’ execution and delivery of this Agreement.

IV. ADDITIONAL COVENANTS OF SHAREHOLDERS

4.1. Waiver of Appraisal Rights. Each Shareholder hereby irrevocably and unconditionally waives, and agrees to prevent the exercise of, any rights of appraisal or rights of dissent from the Merger that such Shareholder may have.

4.2. Disclosure. Each Shareholder hereby authorizes Parent, Merger Sub and the Company to publish and disclose in any announcement or disclosure (including any required by the SEC) and in the Company Proxy Statement such Shareholder’s identity and ownership of the Owned Shares and the nature of such Shareholder’s obligation under this Agreement, provided that such Shareholder is provided with a reasonable advance opportunity to review and comment on such disclosure and Parent includes such Shareholder’s reasonable comments in such disclosure. Each Shareholder will consult with and provide Parent a reasonable opportunity to review in advance any press or public statement release relating to this Agreement or the transactions contemplated herein issued by such Shareholder or its Affiliates. No Shareholder shall issue any such press release or public statement without the prior approval of Parent (which approval shall not be unreasonably withheld or delayed), except as may be required by Law.

4.3. Further Assurances. No Shareholder shall take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement. Each Shareholder will execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by Parent or Merger Sub to confirm and assure the rights and obligations set forth in this Agreement or to consummate the transactions contemplated by this Agreement. Each Shareholder will promptly notify Parent and Merger Sub in writing upon any representation or warranty of such Shareholder contained in this Agreement becoming untrue or incorrect in any respect during the term of this Agreement and for the purposes of this provision, each representation and warranty shall be deemed to be given at and as of all times during such term (irrespective of any language which suggests that it is only being given as at a particular date).

4.4. No Solicitation; Agreement in Capacity as Shareholder Only. Such Shareholder will comply with the provisions of Section 6.3 of the Merger Agreement to the extent applicable to such Shareholder in such Shareholder’s applicable capacity. Notwithstanding the immediately preceding sentence, nothing in this Agreement will prohibit any partner, member, director, officer, employee, trustee or Affiliates of any Shareholder who is or becomes during the term of this Agreement an officer or director of the Company from taking, or refraining from taking, any action that such officer or director, as applicable, determines in good faith after consultation with outside legal counsel would, if not so taken or omitted to be taken, be reasonably likely to be inconsistent with such officer’s or director’s fiduciary duties under applicable Law. Each Shareholder executes this Agreement solely in its capacity as the Beneficial Owner (or Affiliate of such Beneficial Owner) of such Shareholder’s Owned Shares and nothing herein will limit or affect any actions taken by any partner, member, director, officer, employee, trustee or Affiliate of such Shareholder in his or her capacity as an officer or director of the Company. If, prior to the Expiration Time, a Shareholder receives a proposal with respect to the sale of Ordinary Shares in connection with a Company Alternative Proposal, then such Shareholder will promptly inform the Company of the identity of the person making, and the material terms of, such proposal in the manner set forth in Section 6.3 of the Merger Agreement (No Solicitation).

4.5. Amendment to the Merger Agreement. In the event that the Company, Parent and Merger Sub enter into an amendment to the Merger Agreement, each Shareholder covenants and agrees with Parent and Merger Sub to enter into an amendment to this Agreement that will reflect, to the extent appropriate, the terms of such amended Merger Agreement; provided, however, that notwithstanding any other term of this Agreement, any Shareholder may terminate this Agreement as to itself in the event the Merger Agreement is amended in a manner that (i) results in any decrease in the per share amount of the Merger Consideration or alters the form of Merger Consideration from 100% cash, (ii) imposes any additional conditions to Parent’s or Merger Sub’s obligations to consummate the Merger, (iii) extends the Termination Date referred to in Section 8.1(b) of the Merger Agreement (Termination), other than any extension contemplated by such Section 8.1(b), or (iv) modifies Section 9.12 of the Merger Agreement

(Amendment; Waiver; Extension), unless for each of clauses (i) through (iv) above, such Shareholder has agreed in writing to continue to be bound by the terms and conditions of this Agreement with respect to its Owned Shares from and after the date of such amendment.

4.6. No Transfer. Except as otherwise provided in this Agreement, without the prior written consent of Parent, during the term of this Agreement, no Shareholder will, directly or indirectly, (a) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Ordinary Shares or (b) sell, assign, Transfer, encumber or otherwise dispose of (including by merger, consolidation or otherwise by operation of Law), or enter into any contract, option or other arrangement or understanding with respect to, or offer to make, any direct or indirect sale, assignment, Transfer, encumbrance or other disposition of (including by merger, consolidation or otherwise by operation of Law), any Owned Shares.

4.7. Adjustments. In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Owned Shares or the like or any other action that would have the effect of changing a Shareholder’s ownership of the Company’s shares of capital stock or other securities or (ii) a Shareholder becomes the Beneficial Owner of any additional Owned Shares or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock held by the Shareholder immediately following the effectiveness of the events described in clause (i) or the Shareholder becoming the Beneficial Owner thereof, as described in clause (ii), as though they were Owned Shares hereunder. Each Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Parent and Merger Sub of the number of any new Ordinary Shares acquired by such Shareholder, if any after the date of this Agreement.

V. TERMINATION

5.1. Termination. This Agreement will terminate upon the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) as to any Shareholder, the mutual written consent of Parent and such Shareholder (the “Expiration Time”). This Agreement will also terminate to the extent provided in Section 4.5.

5.2. Effect of Termination. Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for the provisions of Section 5.1, this Section 5.2 and Article VI, which will survive such termination. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any breach prior to such termination. All representations and warranties made by a Shareholder in this Agreement shall survive any termination of this Agreement or the Merger Agreement.

VI. GENERAL

6.1. Notices. All notices, request, claims, demands and other communications under this Agreement will be in writing and will be deemed given when delivered personally or electronically or two Business Days following deposit with a reputable overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as is specified by like notice): (a) if to a Blink Shareholder, to the address set forth below such Shareholder’s name on the signature pages hereto, with a copy (which shall not constitute notice under this Section 6.1) to Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, Attention: Clifford E. Neimeth, Telephone (212) 801-9383, Facsimile (212) 805-9383 and (b) if to Parent or Merger Sub, in accordance with Section 9.6 of the Merger Agreement (Notices), or to such other persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

6.2. No Third Party Beneficiaries, Etc. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.

6.3. Governing Law. This Agreement shall be governed by and construed in accordance with the internal, procedural, and substantive Laws of the State of New York, without giving effect to any conflict of law provision of the State of New York that would cause the application of the Laws of any jurisdiction other than the State of New York.

6.4. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

6.5. Assignment. Except as provided in Section 4.6, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any Shareholder without the prior written consent of Parent and Merger Sub, and any such assignment without such prior written consent will be null and void. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

6.6. Interpretation. The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles, Sections and Exhibits refer to Articles and Sections of, and Exhibits to, this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person will refer to its predecessors and successors and permitted assigns.

6.7. Amendments. This Agreement may not be amended except by written agreement signed by Parent, Merger Sub and any Shareholder against whom such amendment shall be enforced.

6.8. Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and each Shareholder, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise or the course of dealings of any party to this Agreement contrary to the assertion of such rights will not constitute a waiver of such rights or otherwise impair the enforceability of such rights.

6.9. Fees and Expenses. Each party is responsible for its own fees and expenses (including the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entry into of this Agreement and the consummation of the transactions contemplated hereby.

6.10. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof (other than the Merger Agreement) and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

6.11. Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

6.12. Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

6.13. Counterparts; Effectiveness; Execution. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement will become effective and binding upon each Shareholder when executed by such Shareholder, Parent, and Merger Sub. This Agreement may be executed by facsimile signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

6.14. Specific Performance. The parties acknowledge that the provisions of this Agreement are necessary to protect the legitimate interests of Parent and Merger Sub, and that any violation of this Agreement will result in irreparable injury to Parent and Merger Sub, the exact amount of which will be difficult to ascertain and the remedies at Law for which will not be reasonable or adequate compensation to Parent and Merger Sub for such a violation. Accordingly, each Shareholder hereby agrees that if he or she violates any of the provisions of this Agreement, in addition to any other remedy available at Law or in equity, (i) Parent and Merger Sub will be entitled to seek specific performance or injunctive relief without posting a bond or other security and without the necessity of proving actual damages and (ii) the New York Courts (as defined in Section 6.15) (or any other court in which the judgment of the New York Courts is sought to be enforced) shall be entitled to require such Shareholder to execute and deliver a Proxy in the form attached hereto as Exhibit A to an officer of Parent so that such Shareholder’s Owned Shares may be voted by the holder of such Proxy at the Company Meeting in accordance with Section 2.1 of this Agreement.

6.15. Submission to Jurisdiction. The parties agree that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in a federal district court located in the Borough of Manhattan, City of New York, State of New York, or, if not able to be brought in such court, in a state court located in the Borough of Manhattan, City of New York, State of New York (as applicable, the “New York Courts”). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the New York Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the New York Courts (other than to enforce a judgment of the New York Courts). Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the New York Courts for any reason other than the failure to serve in accordance with this Section 6.15, (b) any claim that it or its property is exempt or immune from jurisdiction of the New York Courts or from any legal process commenced in the New York Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in the New York Courts is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the New York Courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.1 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.

6.16. Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM,

COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

ESSILOR INTERNATIONAL

By:	/s/ Carol Xueref
Name: Carol Xueref
Title: Director for Legal Affairs and Group Development

1234 ACQUISITION SUB INC.

By:	/s/ Carol Xueref
Name: Carol Xueref
Title: Director

SHAREHOLDERS:

BERGGRUEN HOLDINGS NORTH AMERICA LTD.

By:	/s/ Jared S. Bluestein
Jared S. Bluestein
Director

Owned Shares: 7,052,091

Notice Address:
1114 Avenue of the Americas, 41st Floor
New York, NY 10036
Fax: (212) 382-0121

BERGGRUEN HOLDINGS, LTD.

By:	/s/ Jared S. Bluestein
Jared S. Bluestein
Director

Owned Shares: 7,052,091

Notice Address:
1114 Avenue of the Americas, 41st Floor
New York, NY 10036
Fax: (212) 382-0121

TARRAGONA TRUST

By: MAITLAND TRUSTEES LIMITED, as trustee

By:	/s/ AM DAWSON
	Name:	AM DAWSON
	Title:	Authorised Signatory

Owned Shares: 7,052,091

Notice Address:
9 Columbus Centre, Pelican Drive
Road Town, Tortola, British Virgin Islands

EXHIBIT A

FORM OF IRREVOCABLE PROXY

FGX INTERNATIONAL HOLDINGS LIMITED (the “Company”)

I/We being a Member of the above Company HEREBY APPOINT [                     and                     ] of Essilor International, a French société anonyme (“Parent”), to be my/our proxy to vote all of my/our Owned Shares, including those identified on Schedule I hereto, for me/us at the meetings of the Members and at any adjournment thereof as follows: (i) in favor of the Merger Agreement (irrespective of any Change in Company Recommendation in respect of which the Merger Agreement has not been terminated in accordance with its terms) and the transactions contemplated thereby, including the Merger, (ii) against any Company Alternative Proposal, (iii) against any action or agreement that such Shareholder Knows would breach any representation, warranty, covenant or agreement of the Company under the Merger Agreement to such extent that would result in any failure of the condition to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) of the Merger Agreement, (iv) against any action or agreement that such Shareholder Knows would prevent or materially delay completion of the Merger, and (v) against any change in the composition of the Board of Directors of the Company.

This Proxy is coupled with an interest and is granted (a) pursuant to that certain Support Agreement, dated December 15, 2009, among Parent, 1234 Acquisition Sub Inc., a Delaware corporation (“Merger Sub”), and the undersigned (the “Support Agreement”), and (b) in consideration of Parent and Merger Sub entering into the Agreement and Plan of Merger, dated December 15, 2009, among Parent, Merger Sub and the Company (as such agreement may be amended from time to time, the “Merger Agreement”), and this Proxy is irrevocable to the fullest extent permitted by Law until, and automatically (without any action required on the part of the undersigned, Parent, Merger Sub or any other Person) shall become void and of no further effect upon the earlier to occur of (i) the Expiration Time and (ii) the termination of the Support Agreement pursuant to Section 4.5 thereof. Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to such terms in the Support Agreement. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”).

This Proxy is strictly limited to, and the attorneys-in-fact and proxies named above cannot and shall not exercise this Proxy on any matter except with respect to the subject matters expressly set forth in the first paragraph above. The undersigned shall remain unrestricted with respect to voting the Owned Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

Signed this      day of             , 200[  ]

By:
Name:
Title:

Schedule I

Total number of Owned Shares:

Company Ordinary Shares	Restricted Stock Units